Exhibit 5.2

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 59109.000001

March 6, 2015

Mondelēz International, Inc.

Three Lakes Drive

Northfield, Illinois 60093-2753

Mondelēz International, Inc.

Public Offering of

1.000% Notes due 2022,

1.625% Notes due 2027,

2.375% Notes due 2035 and

3.875% Notes due 2045

Ladies and Gentlemen:

We have acted as special Virginia counsel to Mondelēz International, Inc., a Virginia corporation (the “Company”), for the purpose of providing this opinion in connection with the Company’s offering and sale of (i) €500,000,000 aggregate principal amount of its 1.000% Notes due 2022, €750,000,000 aggregate principal amount of its 1.625% Notes due 2027 and €750,000,000 aggregate principal amount of its 2.375% Notes due 2035 (collectively, the “Euro Notes”) pursuant to the Terms Agreement, dated as of February 25, 2015 (the “Euro Terms Agreement”), among the Company and Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, London Branch, The Royal Bank of Scotland plc and Société Générale, as representatives of the several underwriters named in Schedule A to the Euro Terms Agreement and (ii) £450,000,000 aggregate principal amount of its 3.75% Notes due 2045 (the “Sterling Notes” and, together with the Euro Notes, the “Notes”) pursuant to the Terms Agreement, dated as of February 25, 2015 (the “Sterling Terms Agreement”), among the Company and Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, London Branch, The Royal Bank of Scotland plc and Société Générale, as representatives of the several underwriters named in Schedule A to the Sterling Terms Agreement.

The Notes are to be issued pursuant to an indenture, dated as of March 6, 2015 (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee, as modified in respect of (i) the Euro Notes by the Officers’ Certificate of the Company, dated as of March 6, 2015 (the “Euro Certificate”), to set forth the terms of the Euro Notes and (ii) the Sterling Notes by the Officers’ Certificate of the Company, dated as of March 6, 2015 (the “Sterling Certificate”), to set forth the terms of the Sterling Notes. The Euro Notes are being

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Mondelēz International, Inc.

March 6, 2015

offered and sold as described in the prospectus, dated March 5, 2014 (the “Base Prospectus”), and the prospectus supplement thereto, dated February 25, 2015 (collectively, the “Euro Prospectus”). The Sterling Notes are being offered and sold as described in the Base Prospectus and the prospectus supplement thereto, dated February 25, 2015 (collectively, the “Sterling Prospectus”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of the Company, each as amended through the date hereof, (ii) the Registration Statement on Form S-3 (Registration No. 333-194330) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 5, 2014, the Euro Prospectus and the Sterling Prospectus, (iii) the Indenture, (iv) the Euro Certificate and the Sterling Certificate, (v) the Amended and Restated Underwriting Agreement, dated as of February 28, 2011, (vi) the Euro Terms Agreement and the Sterling Terms Agreement, (vii) the Notes in global form, (viii) certain resolutions of the Board of Directors of the Company adopted on February 4, 2014, as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect (the “Board Resolutions”), (ix) the officers’ certificates dated as of the date hereof executed by duly authorized officers of the Company establishing the terms of the Notes pursuant to the Board Resolutions and (x) a certificate issued by the State Corporation Commission of the Commonwealth of Virginia on March 5, 2015, and confirmed on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the due authorization, execution and delivery of documents by the Company). As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon

Mondelēz International, Inc.

March 6, 2015

statements made to us in discussions with the Company’s management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The Notes have been duly authorized, executed and delivered by the Company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Current Report on Form 8-K to be filed by the Company relating to the Registration Statement and to the reference to our firm under the heading “Validity of the Notes” in each of the Euro Prospectus and the Sterling Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered solely for your benefit and may not be distributed to or relied upon by any other person, quoted in whole or in part or otherwise reproduced in any other document, nor is it to be filed with any governmental agency or furnished to a third party, without our prior written consent. This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Hunton & Williams LLP